                                                                      EXHIBIT 12


                       MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                  COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (Dollars in Millions)




                                            THREE MONTHS ENDED        SIX MONTHS ENDED
                                            -------------------      ------------------
                                            June 27,   June 28,      June 27,  June 28,
                                              1997       1996          1997      1996
                                            --------    -------      -------   --------
Pretax earnings from
  continuing operations                     $  784     $   698        $1,551    $1,369

Add: Fixed charges                           4,101       2,846         7,772     5,642
                                            ------      ------        ------    ------

Pretax earnings before fixed charges        $4,885      $3,544        $9,323    $7,011
                                            ------      ------        ------    ------
                                            ------      ------        ------    ------

Fixed charges:

  Interest                                  $4,038      $2,808        $7,646    $5,565

  Other(A)                                      63          38           126        77
                                            ------      ------        ------    ------

  Total fixed charges                        4,101       2,846         7,772     5,642

  Preferred stock dividend
    requirements                                15          19            32        37
                                            ------      ------        ------    ------

  Total combined fixed charges and
   preferred stock dividends                $4,116      $2,865        $7,804    $5,679
                                            ------      ------        ------    ------
                                            ------      ------        ------    ------


Ratio of earnings to fixed charges            1.19        1.25          1.20      1.24

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                             1.19        1.24          1.19      1.23



(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.

                                      5